EXHIBIT 99.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) dated as of January 1, 2014 is made between OMEGA FLEX, INC., a Pennsylvania corporation (the “Company”), and KEVIN R. HOBEN (“Executive”).

RECITALS

A.

The Company has employed the Executive pursuant to the Employment Agreement (the “Employment Agreement”) dated December 15, 2008.

B.

Federal laws require that in the event of an accounting restatement due to the material noncompliance with any securities laws, the issuer must recover from current and former executives, amounts paid to that Executive for executive incentive compensation based on the overstatement of results which amounts are in excess of the amounts that are due under such incentive compensation based on the restated financial statements.

C.

The Company and the Executive now wish to amend the Employment Agreement as provided in this Amendment to implement the preceding legal requirement.

AGREEMENTS

The Employment Agreement is amended as follows:

1.

The Agreement is hereby amended in Section 2 by deleting the last three lines beginning with the word “provided”.

2.

The Agreement is hereby amended in Section 5(d) by deleting the word “to” which follows “notice” and inserting the word “by” in its place.

3.

The Agreement is hereby amended in Section 6(c)(vi) and 6(f)(v) by deleting the language in those clauses, and replacing the language in each of those clauses with the following: “continue the use of the car leased under Section 3(e) above during the Severance Period.  At the expiration of the Severance Period, the Company shall cause that leased car to be purchased and title transferred to the Executive.”

4.

The Agreement is hereby amended by adding after Section 11 the following new Section 12:

Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, order or stock exchange listing requirement based on the overstatement of earnings (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement), will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement).  Executive agrees to repay to the Company any amounts that are required to be repaid under this Section 12 due to an overstatement of earnings and, therefore, of overpayment of incentive compensation tied to such overstatement by the deduction of an amount equal to the overpayment amount divided by 104 for 104 pay periods following written demand by the Company.  Executive specifically authorizes the Company to withhold from his current or future wages or other compensation such amounts over that period as specified in this Section.  This Section 12 shall survive the termination of this Agreement.

5.

The Agreement is hereby amended by renumbering Sections 12 through 20 as Sections 13 through 21, and all references within the Agreement to the former Sections 12 through 20 shall be deemed to refer to the renumbered Sections 13 through 21.

6.

Except as set forth above, the Agreement shall not be changed or amended, and is hereby ratified and confirmed.

The parties have signed this Amendment as of the date first written above.

OMEGA FLEX, INC.

By:  /s/ Stewart B. Reed
Stewart B. Reed
Chairman of the Board

/s/ Kevin R. Hoben

ACTIVE/72612.1/AXG/4502508v3